                                                                     EXHIBIT 23B




                         CONSENT OF INDEPENDENT AUDITORS




Board of Directors
Bassett Furniture Industries, Incorporated
Bassett, Virginia


We consent to incorporation by reference in the Registration Statements (Nos. 33-52405, 33-52407, 333-60327 and 333-43188) on Form S-8 of Bassett Furniture
Industries, Incorporated and subsidiaries of our report dated November 25, 2002, relating to the balance sheets of International Home Furnishings Center, Inc. as of October 31, 2002 and 2001, and the related statements of income, stockholders' equity (deficit) and cash flows for each of the three years in the period ended October 31, 2002, which report is incorporated by reference in the November 30, 2002 annual report on Form 10-K of Bassett Furniture Industries, Incorporated and subsidiaries.

                             /s/ Dixon Odom PLLC


High Point, North Carolina
February 18, 2003